Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports Third Quarter GAAP EPS of $1.04;

Adjusted EPS of $1.09

FORT LAUDERDALE, Fla., October 27, 2016 - MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal and other pediatric services, anesthesia, maternal-fetal, radiology, pediatric cardiology and other physician and management services, today reported earnings of $1.04 per diluted share for the three months ended September 30, 2016. On a non-GAAP basis, MEDNAX reported Adjusted EPS of $1.09. On a GAAP basis, earnings for the quarter included $0.11 per share related to the favorable settlement of a tax matter.

For the 2016 third quarter compared to the prior year period, MEDNAX reported:

•	Revenue growth of 14.6 percent to $828 million;

•	EBITDA growth of 7.7 percent to $181 million;

•	EPS of $1.04 and Adjusted EPS of $1.09.

“Our third-quarter results reflected the ongoing development of our growth and operating strategy,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We acquired five physician practices during the quarter, including three anesthesia groups, as well as completing the acquisition of Cardon Outreach, which significantly expands our management-services capabilities through MedData. We also took steps to address growing customer demand for our teleradiology services through a broad-based recruiting strategy, which we believe can position us well for the growing adoption of telemedicine as an integral part of radiology services. Looking forward, we believe we are well positioned, strategically and financially, to continue to grow and provide broad-based health solutions to our partners, driven by our commitment to great patient care, clinical research, education and quality.”

Operating Results

MEDNAX’s net revenue for the three months ended September 30, 2016 increased by 14.6 percent, to $828.0 million, from $722.3 million for the prior-year period, driven primarily by contributions from acquisitions completed since July 2015.

MEDNAX’s revenue growth attributable to recent acquisitions was 13.2 percent, while overall same-unit revenue increased by 1.4 percent when compared to the prior year period.

Same-unit growth attributable to patient volume was 1.1 percent for the 2016 third quarter as compared to the prior-year period reflecting growth in neonatology, anesthesia, other pediatric and radiology services. For the 2016 third quarter, same-unit neonatal intensive care unit (NICU) patient days increased by 1.3 percent.

Same-unit revenue growth from net reimbursement-related factors was 0.3 percent for the 2016 third quarter as compared to the prior-year period, driven by slight improvements in managed care contracting, partially offset by the impact of the mix of radiology services provided.

On a same-unit basis, the percentage of services reimbursed under government programs was unchanged in the 2016 third quarter compared with the prior-year period.

For the 2016 third quarter, general and administrative expenses were $93.5 million, as compared to $80.2 million for the prior-year period. General and administrative expenses as a percentage of net revenue was 11.3 percent for the third quarter of 2016, compared to 11.1 percent in the prior-year period.

Earnings before interest, taxes, depreciation and amortization expense (EBITDA), a non-GAAP measure, for the 2016 third quarter was $181.2 million, up 7.7 percent from $168.2 million for the prior-year period.

Depreciation and amortization expense was $24.2 million in the third quarter of 2016 compared to $16.9 million in the third quarter of 2015, an increase of $7.3 million that primarily related to the amortization of intangible assets from recent acquisitions.

Interest expense was $17.2 million in the third quarter of 2016 compared to $6.2 million in the third quarter of 2015, due primarily to the incremental interest expense related to the $750 million 5.25% senior notes issued in December 2015 and an increase in the average amount of total borrowings between the two periods. The difference in interest cost associated with the senior notes, as compared to MEDNAX’s revolving credit facility, impacted the Company’s GAAP EPS and Adjusted EPS in the third quarter of 2016 unfavorably by approximately $0.04 per share.

MEDNAX generated net income of $96.5 million for the 2016 third quarter, or $1.04 per diluted share based on a weighted average 93.1 million shares outstanding. This compares with net income of $90.8 million, or $0.97 per diluted share, for the 2015 third quarter, based on a weighted average 93.6 million shares outstanding. Net income for the third quarter of 2016 includes $10.6 million, or $0.11 per share, related to the favorable settlement of a tax matter.

For the third quarter of 2016, MEDNAX reported Adjusted EPS, a non-GAAP measure, of $1.09, compared to $1.10 for the third quarter of 2015. Adjusted EPS is defined as diluted net income attributable to MEDNAX, Inc. per common and common equivalent share excluding non-cash amortization expense and stock-based compensation expense. For the third quarter of 2016, Adjusted EPS also excludes $0.11 per share related to the favorable settlement of a tax matter.

For the nine months ended September 30, 2016, MEDNAX generated revenue of $2.35 billion, up 15.4 percent from $2.04 billion for the prior-year period. EBITDA for the nine months ended September 30, 2016 grew by 8.8 percent to $493.2 million, up from $453.3 million for the prior year. MEDNAX earned net income of $246.8 million, or $2.65 per share, through September 30, 2016, based on a weighted average 93.0 million shares outstanding, which compares to net income of $243.6 million, or $2.59 per share, based on a weighted average 94.1 million shares outstanding for the first nine months of 2015. For the nine months ended September 30, 2016, MEDNAX reported Adjusted EPS of $2.99, compared to $2.95 in the same period of 2015.

MEDNAX had cash and cash equivalents of $52.8 million at September 30, 2016, and net accounts receivable were $487.0 million.

During the third quarter of 2016, MEDNAX generated cash flow from operations of $196.1 million, which compares to $172.1 million in the 2015 third quarter.

MEDNAX used approximately $533.3 million during the 2016 third quarter to fund acquisitions and to make contingent purchase price payments for previously completed acquisitions. During the third quarter of 2016, five physician group practices were acquired. In addition, MedData, a MEDNAX company, completed the acquisition of Cardon Outreach, a provider of third-party eligibility and other revenue cycle management services for hospitals.

At September 30, 2016, MEDNAX had total net debt outstanding of $1.8 billion, consisting primarily of its senior notes, borrowings under its revolving credit facility and term loan. At September 2016, the amount of additional borrowing capacity available under the Company’s revolving credit facility was approximately $836 million.

Since the end of the third quarter, MEDNAX has completed the acquisition of one anesthesiology practice.

2016 Fourth Quarter Outlook

For the 2016 fourth quarter, MEDNAX expects earnings per share will be in a range of $0.88 to $0.92 per diluted share and Adjusted EPS will be in a range of $1.04 to $1.08. The Adjusted EPS range excludes approximately $0.11 per diluted share of estimated amortization expense and $0.05 per diluted share of estimated stock-based compensation expense.

Additionally, for the 2016 fourth quarter, MEDNAX expects that growth in earnings before interest, taxes, depreciation, and amortization (EBITDA) will be three percent to seven percent, compared to the prior-year period.

This outlook assumes that total same-unit revenue growth for the three months ended December 31, 2016 will be one percent to three percent, compared to the prior-year period. This outlook also assumes an effective tax rate for the fourth quarter of 2016 of approximately 39 percent.

Also included in the outlook for the 2016 fourth quarter is the impact of the Company’s December 2015 senior notes issuance and concurrent repayment of borrowings under its revolving credit facility. The difference in interest cost associated with the senior notes, as compared to MEDNAX’s revolving credit facility, is expected to impact the Company’s expected earnings in the fourth quarter of 2016 by approximately $0.04 per diluted share.

Non-GAAP Measures

A reconciliation of EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three and nine months ended September 30, 2016 and 2015, respectively, is provided in the financial tables of this press release. Additionally, historical reconciliations of EBITDA and Adjusted EPS to the most directly comparable GAAP measures as well as the reconciliation of forward-looking EBITDA to the most directly comparable GAAP measure are available on the Company’s website at www.mednax.com/investors.

Earnings Conference Call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 11 a.m., E.D.T. today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 1:00 p.m. E.D.T today through midnight Eastern Time November 13, 2016 by dialing 800.475.6701, access Code 404500. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 3,575 physicians in all 50 states and Puerto Rico. In addition to its national physician network, MEDNAX provides services to healthcare facilities and physicians in over 40 states through two complementary businesses, consisting of a revenue cycle management company and a consulting services company. Additional information is available at www.mednax.com.

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Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net revenue	$828,006	$722,273	$2,352,389	$2,038,256

Operating expenses:
Practice salaries and benefits	521,832	450,033	1,498,268	1,292,431
Practice supplies and other operating expenses	31,641	24,007	85,679	72,316
General and administrative expenses	93,457	80,185	275,523	220,522
Depreciation and amortization	24,185	16,918	64,010	46,079

Total operating expenses	671,115	571,143	1,923,480	1,631,348

Income from operations	156,891	151,130	428,909	406,908
Investment income and other income	221	567	1,249	1,093
Interest expense	(17,215)	(6,201)	(46,736)	(14,617)
Equity in earnings of unconsolidated affiliate	796	784	2,379	2,350

Total non-operating expenses	(16,198)	(4,850)	(43,108)	(11,174)

Income before income taxes	140,693	146,280	385,801	395,734
Income tax provision	44,272	55,640	139,284	152,457

Net income	96,421	90,640	246,517	243,277
Net loss attributable to noncontrolling interests	88	141	318	341

Net income attributable to MEDNAX, Inc.	$96,509	$90,781	$246,835	$243,618

Net income attributable to MEDNAX, Inc. per common and common equivalent share (diluted)	$1.04	$0.97	$2.65	$2.59

Weighted average diluted shares outstanding	93,146	93,646	93,045	94,123

MEDNAX, INC.

Reconciliation of Net Income Attributable to MEDNAX, Inc. to EBITDA

(in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net income attributable to MEDNAX, Inc.	$96,509	$90,781	$246,835	$243,618
Interest expense, net(1)	16,198	4,850	43,108	11,174
Income tax provision	44,272	55,640	139,284	152,457
Depreciation and amortization	24,185	16,918	64,010	46,079

EBITDA	$181,164	$168,189	$493,237	$453,328

(1)	Interest expense, net is composed of interest expense, investment and other income and equity in earnings of unconsolidated affiliate.

MEDNAX, INC.

Reconciliation of Diluted Net Income per Share Attributable to MEDNAX, Inc.

to Adjusted Diluted Net Income per Share Attributable to MEDNAX, Inc. (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2016		2015
Weighted average dilutive shares outstanding	93,146		93,646

Net income and diluted net income per share attributable to MEDNAX, Inc.	$96,509	$1.04	$90,781	$0.97
Adjustments:
Amortization (net of tax of $6,440 and $4,113)	10,069	0.11	6,711	0.07
Stock-based compensation (net of tax of $3,374 and $3,115)	5,275	0.05	5,082	0.06
Income tax benefit related to settlement	(10,646)	(0.11)	—	—

Adjusted net income and diluted EPS	$101,207	$1.09	$102,574	$1.10

	Nine Months Ended September 30,
	2016		2015
Weighted average dilutive shares outstanding	93,045		94,123

Net income and diluted net income per share attributable to MEDNAX, Inc.	$246,835	$2.65	$243,618	$2.59
Adjustments:
Amortization (net of tax of $16,725 and $11,775)	26,348	0.28	18,817	0.20
Stock-based compensation (net of tax of $10,053 and $9,222)	15,836	0.17	14,738	0.16
Income tax benefit related to settlement	(10,646)	(0.11)	—	—

Adjusted net income and diluted EPS	$278,373	$2.99	$277,173	$2.95

Balance Sheet Highlights (in thousands) (Unaudited)
	As of September 30, 2016	As of December 31, 2015
Assets:
Cash and cash equivalents	$52,805	$51,572
Short-term investments	10,489	8,853
Accounts receivable, net	486,957	444,737
Other current assets	25,206	22,607
Intangible assets, net	671,742	424,219
Goodwill, other assets, property and equipment	4,096,665	3,595,226

Total assets	$5,343,864	$4,547,214

Liabilities and equity:
Accounts payable and accrued expenses	$363,291	$395,807
Total debt	1,788,802	1,274,703
Other liabilities	524,434	438,858

Total liabilities	2,676,527	2,109,368
Total equity	2,667,337	2,437,846

Total liabilities and equity	$5,343,864	$4,547,214